Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 11, 2014, except for the effects of the reverse stock split described in Note 1, as to which the date is November 10, 2014, relating to the consolidated financial statements of FibroGen, Inc., which appears in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-199069). We also consent to the reference to us under the heading “Experts” in Amendment No. 5 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 13, 2014